UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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First Data Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST DATA CORPORATION

6200 South Quebec Street

Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 10, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Data Corporation, a Delaware corporation (the “Company”), will be held at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112 on Wednesday, May 10, 2006 at 2:30 p.m. (MT), for the following purposes:

1.	The election of four directors;

2.	The ratification of the election of Mr. Coulter as a director;

3.	The ratification of the election of Mr. Duques as a director;

4.	The ratification of the election of Mr. Ellwood as a director;

5.	The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006; and

6.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 13, 2006 (the “Record Date”) will be entitled to vote at the meeting and any adjournment or postponement thereof.

To gain admission to the Annual Meeting of Stockholders, you will need to show that you are a shareholder of the Company. All shareholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your identification will be compared to the list of registered shareowners to verify your stock ownership. If your shares are in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company stock, you will not be admitted to the Annual Meeting of Stockholders. All packages and bags are subject to inspection.

You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope or follow the alternative voting procedures described on the proxy.

By Order of the Board of Directors

/s/ Michael T. Whealy
Michael T. Whealy
Corporate Secretary
March 27, 2006

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY OR FOLLOW ANY ALTERNATIVE VOTING PROCEDURES DESCRIBED ON THE PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

FIRST DATA CORPORATION

6200 South Quebec Street

Greenwood Village, Colorado 80111

PROXY STATEMENT

The Board of Directors of First Data Corporation (“First Data” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 10, 2006 at 2:30 p.m. (MT), and any adjournment or postponement of that meeting. The meeting will be held at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112. This Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Shareholders was first mailed on or about March 27, 2006 to all shareholders of record as of March 13, 2006 (the “Record Date”). The only voting securities of the Company are shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), of which there were 766,223,869 shares outstanding as of the Record Date (excluding treasury stock).

The Company’s Annual Report to Shareholders, which contains consolidated financial statements for the year ended December 31, 2005, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 that was filed with the Securities and Exchange Commission, without charge, by writing to Investor Relations, First Data Corporation, 6200 South Quebec Street, Suite 340, Greenwood Village, Colorado 80111.

THE PROXY PROCESS AND SHAREHOLDER VOTING

Why Did I Receive These Materials?

Shareholders of the Company at the close of business on the March 13, 2006 Record Date are entitled to vote at the Company’s Annual Meeting of Stockholders. This Proxy Statement provides notice of the shareholder meeting, describes the proposals presented for shareholder action and includes information required to be disclosed to shareholders. The accompanying Proxy Card provides shareholders with a simple means to vote on the described proposals without having to attend the shareholder meeting in person.

What Does It Mean If I Receive More Than One Set Of Materials?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards you receive in order to vote all of the shares you own. Each Proxy Card you received came with its own prepaid return envelope; if you vote by mail make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

How Do I Vote?

You may vote by mail or follow any alternative voting procedure described on the Proxy Card. To use an alternative voting procedure, follow the instructions on each Proxy Card that you receive. To vote by mail, sign and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope which accompanied that Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in favor of the director nominees and in favor of the other proposals. By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the 2006 Annual Meeting of Stockholders, you authorize Henry C. Duques and Michael T. Whealy to act as your Proxies to vote your shares of Common Stock as specified.

Does My Vote Matter?

Absolutely! Corporations are required to obtain shareholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary shareholder approval of proposals, a “quorum” of shareholders (a majority of the issued and outstanding shares entitled to vote, excluding treasury stock) must be represented at the meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its shareholders. Since few shareholders can spend the time or money to attend shareholder meetings in person, voting by proxy is important to obtain a quorum and complete the shareholder vote.

What Is The Effect Of Not Voting?

It depends on how ownership of your shares is registered. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following Question, in the absence of your voting instruction, your broker may or may not vote your shares.

If I Don’t Vote, Will My Broker Vote For Me?

If you own your shares through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not be able to vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. The Company believes that the proposals set forth in this Proxy Statement are routine matters on which brokers will be permitted to vote unvoted shares.

Is My Vote Confidential?

Yes. The vote of any shareholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against the Company, (iii) to allow the inspectors of election to certify the results of the shareholder vote, (iv) in the event a proxy solicitation in opposition to the Company or the election of the Board of Directors takes place, (v) if a shareholder has requested that their vote be disclosed, or (vi) to respond to shareholders who have written comments on Proxy Cards.

If I Own My Shares Through A Broker, How Is My Vote Recorded?

Brokers typically own shares of Common Stock for many shareholders. In this situation the Registered Holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in “Street Name.” The “Beneficial Owners” do not appear in the Company’s shareholder register. Therefore, for shares held in Street Name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform the Company how many of their clients are Beneficial Owners and the Company provides the broker with that number of proxy materials. Each broker then forwards the proxy materials to its clients who are Beneficial Owners to obtain their votes. When you receive proxy materials from your broker, the accompanying return envelope is addressed to return your executed Proxy Card to your broker. Shortly before the meeting, each broker totals the votes and submits a Proxy Card reflecting the aggregate votes of the Beneficial Owners for whom it holds shares.

Can I Revoke My Proxy And Change My Vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation delivered to the Corporate Secretary, (ii) by submitting another valid proxy bearing a later date, or (iii) by attending the meeting and giving the Inspectors of Elections notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker in order to revoke your proxy.

Will Any Other Business Be Transacted At The Meeting? If So, How Will My Proxy Be Voted?

Management does not know of any business to be transacted at the Annual Meeting of Stockholders other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who Counts The Votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of Wells Fargo Bank, N.A., the Company’s independent Transfer Agent and Registrar. If you are a Registered Holder, your executed Proxy Card is returned directly to Wells Fargo for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Wells Fargo on behalf of its clients.

How Much Does The Proxy Solicitation Cost?

The Company has engaged the firm of Morrow & Co. to assist in distributing and soliciting proxies for a fee of $9,000, plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. Proxies also may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Shareholders.

PROPOSALS SUBMITTED FOR SHAREHOLDER VOTE

Proposal 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of four current directors, Messrs. Burnham, Greenberg, Jones and Russell expire at the 2006 Annual Meeting of Stockholders. Messrs. Burnham, Greenberg, Jones and Russell have been nominated for reelection through the 2009 Annual Meeting of Stockholders or until a successor is elected and qualified. (See the Board of Directors section for information concerning all Directors.) In the case of a vacancy occurring during the year in any class, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

The terms of Mr. Coulter, Mr. Duques, Mr. Fote, Mr. Kiphart and Ms. Spero expire at the 2007 Annual Meeting of Stockholders. However, Mr. Fote will resign as a director effective on the date of the 2006 Annual Meeting of Stockholders. The terms of Ms. Davis, Mr. Ellwood, Mr. Robinson and Mr. Weinbach expire at the 2008 Annual Meeting of Stockholders.

A shareholder may (i) vote for the election of any one or more of the nominees, or (ii) withhold authority to vote for one or more of the nominees by so indicating on the Proxy Card. Your shares will be voted as you specify on the enclosed Proxy Card or as you instruct via the alternative voting procedure described on the Proxy Card. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the election of the director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the director nominees, your shares will be voted for that other person.

Directors are elected by a plurality of votes of the shares represented at the meeting and entitled to vote. Therefore, if a quorum is present, the four nominees receiving the greatest number of votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RE-ELECT MESSRS. BURNHAM, GREENBERG, JONES AND RUSSELL AS DIRECTORS FOR THREE-YEAR TERMS.

Proposals 2, 3 and 4

RATIFICATION OF ELECTION OF THREE DIRECTORS

In the case of a vacancy occurring during the year in any class, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors. In addition, the Company’s By-Laws provide that newly created directorships resulting from any increase in the authorized number of directors must be filled by a majority of the directors then in office.

Since the 2005 Annual Meeting of Stockholders, the Board of Directors has elected three Directors, David A. Coulter, Henry C. Duques and Peter B. Ellwood. The terms of Messrs. Coulter and Duques expire at the 2007 Annual Meeting of Stockholders and the term of Mr. Ellwood expires at the 2008 Annual Meeting of Stockholders. The Board would like to obtain shareholder feedback on the Board’s election of Messrs. Coulter, Duques and Ellwood.

The Board of Directors recommends to shareholders the ratification of the election of Messrs. Coulter, Duques and Ellwood. A shareholder may vote for, against or abstain from voting for the ratification of the election of each of Messrs. Coulter, Duques and Ellwood. Your shares will be voted as you specify on the enclosed Proxy Card or as you instruct via the alternative voting procedure described on the Proxy Card. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the ratification of the three Directors.

In the event the shareholders fail to ratify the election of Mr. Coulter, Mr. Duques or Mr. Ellwood, the Corporate Governance Committee of the Board of Directors will consider it a direction to not recommend such Director for re-election when his term expires.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE ELECTION OF MESSRS. COULTER, DUQUES AND ELLWOOD.

Proposal 5

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors recommends to the shareholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2006. Ernst & Young LLP has served as the independent registered public accounting firm for the Company or its predecessor entities since 1980. Consistent with regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Summary of Principal Accountant’s Fees for 2005 and 2004

Audit Fees.    Ernst & Young LLP’s fees for the Company’s annual audit were $10.2 million in 2005 and $10.0 million in 2004. Audit fees primarily include fees related to the audit of the Company’s annual consolidated financial statements; the review of its quarterly consolidated financial statements; statutory audits required domestically and internationally; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees.    Ernst & Young LLP’s fees for audit-related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements were $4.1 million in 2005 and $4.3 million in 2004. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees.    Ernst & Young LLP’s fees for tax compliance, tax advice, and tax planning services to the Company were $2.5 million in 2005 and $2.5 million in 2004.

All Other Fees.    Ernst & Young LLP’s fees for all other professional services were $0.1 million in 2005 and $0 in 2004. All other professional services included providing assistance with the Company’s accounting education program.

During 2005, all audit and more than 99.9% of non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee of the Board of Directors or, consistent with the pre-approval policy of the Audit Committee, by the Chairperson of the Committee.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 5.

BOARD OF DIRECTORS INFORMATION

In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, the Board of Directors is to consist of not less than one nor more than fifteen Directors. Directors are divided into three classes and Directors in each class are elected for a three-year term. During 2005, the Board of Directors met ten times (not including Committee meetings). Each of the Directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served during 2005.

Board of Directors Members

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
Daniel P. Burnham Age 59	Chairman of Raytheon Company from August 1999 to January 2004 and Chief Executive Officer from December 1998 to July 2003. Mr. Burnham joined Raytheon Company as President and Chief Operating Officer in July 1998. He is a Director of Green Hills Software, Inc. Mr. Burnham is a Trustee of the Logistics Management Institute and a Member of The Business Council. He is past Chairman of the President’s National Security Telecommunications Advisory Committee, the National Minority Supplier Development Council and Aerospace Industries Association.	2003

David A. Coulter Age 58	Managing Director and Senior Advisor at Warburg Pincus LLC, focusing on the firm’s financial services practice. From January 2001 to September 2005, he was Vice Chairman of JPMorgan Chase & Co. Prior to the merger with J.P. Morgan & Co. Incorporated, he was Vice Chairman of The Chase Manhattan Corporation from August 2000 to December 2000. From January 2000 to July 2000, he was a partner in the Beacon Group, L.P., and from May 1996 to October 1998 served as Chairman and Chief Executive Officer of BankAmerica Corporation and Bank of America NT&SA. Mr. Coulter has served as a director of PG&E Corporation and Pacific Gas and Electric Company since 1996. He also is a director of Strayer Education, Inc. and The Irvine Co.	2006

Alison Davis Age 44	Managing Director of Belvedere Capital Partners, a private equity firm focused on investments in the financial services sector. Ms. Davis was Chief Financial Officer and Head of Strategy, Managing Director of Barclays Global Investors from June 2000 to March 2003. From 1993 to 2000, she was a senior partner and practice leader with A.T. Kearney, Inc. and, from 1984 to 1993, she held several positions with McKinsey & Company. Ms. Davis is a Director of Les Concierges and Broadlane.	2002

Henry C. Duques Age 62	Chairman of the Company since January 2006, Chief Executive Officer of the Company from November 2005. Previously served as Chairman of the Company from April 1989 to January 2003 and Chief Executive Officer of the Company from April 1989 to January 2002. He joined American Express in September 1987 as President and Chief Executive Officer of the Data Based Services Group of American Express Travel Related Services Company, Inc. (“TRS”), the predecessor of the Company, and served in that capacity until April 1989. Mr. Duques was Group President Financial Services and a member of the Board of Directors of Automatic Data Processing, Inc. from 1984 to 1987. He is non-executive Chairman of Unisys Corporation and a member of the Board of Trustees of The George Washington University.	2005

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
Peter B. Ellwood Age 62	Former Group CEO at Lloyds TSB, a position he held from 1997 to 2003. Mr. Ellwood joined TSB Bank as Chief Executive, Retail Banking in 1989 and became Group Chief Executive in 1992. Following the merger with Lloyds Bank in 1995, Mr. Ellwood became Deputy Group CEO of Lloyds TSB. He joined TSB Group from Barclays, where he began his career in 1961. Mr. Ellwood was CEO of Barclaycard from 1985 until 1989 and the Chairman of Visa International from 1994 until 1999. He is a Director and non-executive Chairman of Imperial Chemical Industries PLC.	2005

Charles T. Fote Age 57	Chairman of the Company from January 2003 to December 2005, President and Chief Executive Officer of the Company from January 2002 to November 2005. Mr. Fote served as President and Chief Operating Officer of the Company from September 1998 to January 2002. He served as Executive Vice President of the Company from its initial public offering in April 1992 until September 1998. Mr. Fote also served as President of Integrated Payment Systems (“IPS”) from December 1989 through December 1991. From 1985 until 1989, he was Executive Vice President of the Payment Products division of TRS, the predecessor of IPS.	2000

Jack M. Greenberg Age 63	Chairman (from May 1999) and Chief Executive Officer (from August 1998) of McDonald’s Corporation until December 2002. Mr. Greenberg joined McDonald’s Corporation as Executive Vice President and Chief Finance Officer and as a member of the Board of Directors in 1982. Mr. Greenberg is a Director of Abbott Laboratories, The Allstate Corporation, Hasbro, Inc. and Manpower Inc.	2003

Courtney F. Jones Age 66	Managing Director in charge of the New World Banking Group of Bankers Trust from December 1997 to July 1999. Mr. Jones has periodically provided consulting services for various companies since 1999. He was a Managing Director in Merrill Lynch’s Investment Banking Division from July 1989 to December 1990. Prior to July 1989, he served as Chief Financial Officer, Executive Vice President and a member of the Board of Directors for Merrill Lynch & Co. Inc. From February 1982 to September 1985, Mr. Jones served as Treasurer and Secretary of the Finance Committee of the Board of Directors of General Motors Corporation. He also was formerly a Director of General Motors Acceptance Corporation and General Motors Insurance Company.	1992

Richard P. Kiphart Age 64	Head of Corporate Finance/Investment Banking of William Blair & Company since 1995. Mr. Kiphart joined William Blair in 1965, served in the U.S. Navy as Junior Officer in 1966, then rejoined William Blair, becoming a General Partner of the firm in 1972. He was head of Equity Trading from 1972 to 1980 and joined Corporate Finance/Investment Banking in 1980. Mr. Kiphart is a Director of SAFLINK Corporation, Advanced Biotherapy, Inc. and Nature Vision, Inc. He is Chairman of Merit Music School and is on the Board of Directors of the Erikson Institute, Lyric Opera of Chicago and DATA (Debt AIDS Trade Africa).	2004

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
James D. Robinson III Age 70	He is a General Partner and co-founder of RRE Ventures, a private information technology venture investment firm and President of J.D. Robinson, Inc., a strategic advisory firm. Mr. Robinson previously served as Chairman and Chief Executive Officer and as a Director of American Express from 1977 until February 1993. He is the non-executive Chairman of the Board of Directors of Bristol-Myers Squibb Company, and a Director of The Coca-Cola Company, Novell, Inc. and several privately owned companies. Mr. Robinson is a member of the Business Council and the Council on Foreign Relations. He is Honorary Co-Chairman of Memorial Sloan-Kettering Cancer Center, an honorary Trustee of the Brookings Institution and Chairman Emeritus of the World Travel and Tourism Council.	1992

Charles T. Russell Age 76	He served as President and Chief Executive Officer of both Visa International and Visa USA from 1984 to January 1994. Mr. Russell joined Visa in 1971. He serves on the Board of Visitors at the University of Pittsburgh’s Joseph M. Katz School of Business.	1994

Joan E. Spero Age 61	President of the Doris Duke Charitable Foundation since January 1997. Ms. Spero was Undersecretary of State for Economic, Business and Agricultural Affairs from 1993 to 1997. From 1981 to 1993, Ms. Spero held several offices with American Express Company, the last being Executive Vice President, Corporate Affairs and Communications. Prior to that Ms. Spero was Ambassador to the United Nations for Economic and Social Affairs from 1980 to 1981 and she was an Assistant Professor at Columbia University from 1973 to 1979. Ms. Spero is a Director of IBM. She is a member of the Board of Trustees of the Wisconsin Alumni Research Foundation, the Council on Foreign Relations and Columbia University.	1998

Arthur F. Weinbach Age 62	Chairman and Chief Executive Officer of Automatic Data Processing Inc. (“ADP”) since 1998. Mr. Weinbach joined ADP in 1980 and has served as an ADP Director since 1989. He is also a Director of Schering-Plough Corp. as well as serving on the Board of New Jersey Seeds.	2000

Compensation of Board of Directors

Annual and Committee Retainers

Directors who are not employees of the Company or its affiliates were paid an annual retainer of $50,000 for service prior to May 11, 2005 and an annual retainer of $90,000 for service after May 11, 2005. In addition, a non-employee chairperson of a standing committee received an annual retainer of $8,000 for service prior to May 11, 2005. After May 11, 2005, the chairperson of the Audit Committee receives an annual retainer of $20,000, the chairperson of the Compensation and Benefits Committee receives an annual retainer of $10,000, and the chairpersons of the Corporate Governance and Executive Committees each receive an annual retainer of $8,000.

Non-employee directors have the option of electing to receive all or a portion of the annual retainer fees in the form of stock option grants pursuant to the First Data Corporation 1993 Director’s Stock Option Plan. The purchase price for such options is a percentage of the fair market value of the stock at the time of the grant. Effective May 11, 2005, the price at which the retainer is converted into stock increased from ten percent (10%) of the fair market value of the stock at the time of the grant to twenty-five percent (25%) of such value, resulting in a reduction in the number of shares subject to the option that the director would receive if they make the election.

Annual Grants of Non-Qualified Stock Options

Non-employee directors also receive annual grants of non-qualified stock options pursuant to the First Data Corporation 1993 Director’s Stock Option Plan. Each non-employee director receives options for 20,000 shares of Common Stock upon commencing services as a director and options for 8,000 shares of Common Stock on the date of each annual shareholders’ meeting thereafter, except that on the fourth annual shareholders’ meeting after the initial grant and every third annual shareholders’ meeting thereafter, instead of options for 8,000 shares, each non-employee director receives options for 28,000 shares. Each non-employee director who serves at the request of the Company on the governing board of an entity in which the Company has a significant ownership or business interest also receives options for 4,000 shares of Common Stock upon initial appointment to that board and options for 4,000 shares of Common Stock each year thereafter as long as he or she remained a non-employee director and continued to serve on such board at the request of the Company.

Reimbursements

Directors are reimbursed for their expenses incurred in attending Board, committee and shareholder meetings, including those for travel, meals and lodging.

Indemnification Agreements

Each non-employee member of the Board of Directors has entered into a Director Indemnification Agreement with the Company to clarify indemnification procedures. Consistent with the indemnification rights already provided to all directors of the Company in the Company’s Second Amended and Restated Certificate of Incorporation, each agreement provides that the Company shall indemnify and hold harmless each non-employee director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

Director Compensation

The following table shows, as of December 31, 2005, the estimated value of cash and other compensation paid or earned and certain long-term awards made for service to the Company as a Director in 2005.

Director	Total ($)	Board Retainer Fees ($)(1)	Committee Chairperson Retainer Fees ($)(1)	Purchased Stock Options (# of shares)(1)	Purchased Stock Options Value ($)(2)	Annual Stock Options (# of shares)	Annual Stock Options Value ($)(3)
Daniel P. Burnham	$385,164	0	0	15,466	$258,796	8,000	$126,368
David A. Coulter (4)	0	0	0	0	0	0	0
Alison Davis (5)	701,084	0	0	15,466	258,796	28,000	442,288
Henry C. Duques	0	0	0	0	0	0	0
Peter B. Ellwood	365,301	0	0	2,220	37,591	20,000	327,710
Charles T. Fote	0	0	0	0	0	0	0
Jack M. Greenberg	385,164	0	0	15,466	258,796	8,000	126,368
Courtney F. Jones (6)	684,340	0	0	33,158	557,972	8,000	126,368
Richard P. Kiphart	385,164	0	0	15,466	258,796	8,000	126,368
James D. Robinson III	214,368	80,000	8,000	0	0	8,000	126,368
Charles T. Russell	421,097	0	0	17,594	294,729	8,000	126,368
Joan E. Spero	418,601	0	0	17,436	292,233	8,000	126,368
Arthur F. Weinbach	385,164	0	0	15,466	258,796	8,000	126,368

(1)	Non-employee directors have the option of electing to receive all or a portion of the annual retainer fees in the form of purchased stock option grants pursuant to the First Data Corporation 1993 Director’s Stock Option Plan. The purchase price for such options is a percentage of the fair market value of the stock at the time of the grant. Effective May 11, 2005, the purchase price increased from ten percent (10%) of the fair market value of the stock at the time of the grant to twenty-five percent (25%) of such value. The fair market value of the stock at the time of the grants ranged from $38.0536 to $41.5986. The following retainer fees were converted to options during the year: Mr. Burnham, $80,000; Ms. Davis, $80,000; Mr. Ellwood, $22,500; Mr. Greenberg, $80,000; Mr. Jones, $157,000; Mr. Kiphart, $80,000; Mr. Russell, $89,500; Ms. Spero, $88,000; Mr. Weinbach, $80,000.
(2)	The values were calculated using the Black-Scholes single option-pricing model, a formula widely used and accepted for valuing traded stock options. Any ultimate value will depend on the market value of the Company’s stock at a future date. The Company uses assumptions that consider all substantive characteristics of the options and are based on an analysis of historical information, external data, and other factors. Assumptions used are based on grant date of the options. The following assumptions were used to calculate the values for grants under the First Data Corporation 1993 Director’s Stock Option Plan: estimated future dividend yield of 0.577%; expected price volatility of 35.93%; weighted average risk-free rate of return of 4.066%.
(3)	The values were calculated using the Black-Scholes single option-pricing model, as described in Footnote (2) above. Options only have value to the extent the stock price exceeds the grant price on the date of exercise. The options have grant prices ranging from $38.0536 to $41.5986.
(4)	Mr. Coulter became a member of the Board of Directors on January 9, 2006.
(5)	Ms. Davis received options for 28,000 shares instead of 8,000 because 2005 was the fourth Annual Stockholders Meeting after her initial grant.
(6)	Mr. Jones was the Chairperson of the Oversight Committee until such committee was dissolved by the Company’s Board of Directors on September 28, 2005. Because of the additional time commitment required of the chairperson of the Oversight Committee, Mr. Jones received an annual retainer of $60,000.

Independence of Directors

The Board of Directors believes that a majority of its members are independent outside directors. A director is independent if they have had no material relationship with the Company and otherwise satisfy the independence requirements of the New York Stock Exchange. The Board believes that the following relationships are immaterial for purposes of determining independence: (i) owning or holding options to acquire First Data Common Stock, (ii) service as an officer or employee of First Data or its subsidiaries that ended more than five years ago, (iii) any prior service as an interim Chief Executive Officer of First Data, (iv) employment or affiliation with the auditor of First Data that ended more than five years ago, (v) having a family member that is an employee but not an executive officer of First Data, (vi) any relationship that is not required to be disclosed in the Company’s annual Proxy Statement, and (vii) owning part of a company in which First Data also has an ownership interest if there is no other material relationship between First Data and such company. All other relationships are reviewed on a case-by-case basis. The Board has reviewed the independence of the current directors under these standards and found Mr. Burnham, Mr. Coulter, Ms. Davis, Mr. Ellwood, Mr. Greenberg, Mr. Jones, Mr. Russell, Ms. Spero, and Mr. Weinbach to be independent.

Committees of the Board of Directors

The members of each Board Committee are indicated in the table below.

Director	Audit	Corporate Governance	Compensation and Benefits	Executive
Daniel P. Burnham			X(1)
David A. Coulter			X
Alison Davis	X	X
Henry C. Duques				X
Peter B. Ellwood		X(2)
Charles T. Fote
Jack M. Greenberg	X(2)	X
Courtney F. Jones	X(1)			X
Richard P. Kiphart
James D. Robinson III				X(1)
Charles T. Russell			X
Joan E. Spero		X(1)
Arthur F. Weinbach	X

(1)	Chairperson
(2)	Messrs. Ellwood and Greenberg were appointed to the Corporate Governance and Audit Committees, respectively, on February 22, 2006.

Audit Committee

The Audit Committee consists of three or more directors each of whom the Board has determined has no material relationship with the Company and is otherwise “independent” under the rules of the New York Stock Exchange. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Board of Directors has determined that Ms. Davis, Mr. Greenberg, Mr. Jones and Mr. Weinbach are audit committee financial experts as defined by Item 401(h) of Regulation S-K of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent registered public accounting firm, and (v) the Company’s contingency plans for business continuity.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm and all accounting firms. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. During 2005, the Audit Committee met fourteen times.

Compensation and Benefits Committee

The Compensation and Benefits Committee consists of three or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise independent under the rules of the New York Stock Exchange. The Compensation Committee is responsible for (i) establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation programs, (ii) with input from the Board of Directors, reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other management, evaluating the performance of the CEO and other management in light of those goals and objectives, and setting the CEO’s and other management’s compensation levels based on this evaluation, (iii) administering and interpreting all salary and incentive compensation plans for officers, management and other key employees, (iv) reviewing senior management compensation, (v) reviewing management organization, development and succession planning, (vi) taking any actions relating to employee benefit, compensation, and fringe benefit plans, programs, or policies of the Company, (vii) establishing, overseeing and delegating authority to employee committees with respect to employee benefit plans, (viii) overseeing regulatory compliance with respect to compensation matters, (ix) reviewing and approving severance or similar termination payments to any executive officer of the Company, (x) preparing reports on executive compensation, (xi) reporting activities of the Committee to the Board of Directors on a regular basis and reviewing issues with the Board as the Committee deems appropriate, and (xii) preparing an annual performance evaluation of the Committee. The Compensation Committee regularly consults with independent compensation advisors in performing its duties. During 2005, the Compensation Committee met nine times.

Corporate Governance Committee

The Corporate Governance Committee consists of two or more directors who have no material relationship with the Company and are otherwise independent under the rules of the New York Stock Exchange. All the members of the Corporate Governance Committee meet the independence standards set forth in the rules of the New York Stock Exchange. The Corporate Governance Committee is responsible for (i) establishing criteria for selecting new Directors, (ii) assessing, considering and recruiting candidates to fill positions on the Board of Directors, (iii) recommending the director nominees for approval by the Board of Directors and the shareholders, (iv) establishing and recommending to the Board of Directors guidelines for the removal of directors, (v) reviewing the desirability of and recommending policies from time to time regarding term limits and mandatory retirement for directors, (vi) reviewing at least annually and recommending modifications to the Board of Directors corporate governance guidelines, (vii) advising the Board of Directors with respect to the charters, structure, operations and membership qualifications for the various Board committees of the Board of Directors, (viii) establishing and implementing self-evaluation procedures for the Board of Directors and its committees, (ix) reviewing and making recommendations regarding the succession plans relating to positions held by senior executive officers of the Company; and (x) reviewing shareholder proposals submitted for inclusion in the Company’s Proxy Statement. During 2005, the Corporate Governance Committee met five times.

Executive Committee

The Executive Committee meets in place of the full Board of Directors in intervals between meetings of the Board. The Committee may act on behalf of the Board of Directors on all matters permitted by the General Corporation Law of the State of Delaware. However, the Executive Committee’s practice is only to approve matters when action is required between Board meetings and the Board has been briefed on the matter or the matter is relatively small or routine. The Executive Committee met seven times in 2005.

Oversight Committee

The Oversight Committee, which was dissolved by the Board of Directors on September 28, 2005, consisted of one or more directors who, in the judgment of the Board of Directors, had no material relationship with the Company and are otherwise independent under the rules of the New York Stock Exchange. At the time of dissolution, the Committee’s membership consisted of Courtney F. Jones (Chairperson). The Oversight Committee was responsible for (i) reviewing intercompany transactions and relationships that involve potential conflicts of interest with related parties, (ii) establishing policies and procedures regarding relationships with related parties, (iii) reviewing compliance with such policies and procedures, and (iv) approving in advance transactions or relationships involving an actual or potential conflict of interest between the Company and related parties in cases in which management or the Committee deems approval is required to protect the interests of shareholders of the Company.

The Board of Directors approved the dissolution of the Oversight Committee due to the elimination of some of the unique risks that led to the establishment of the Oversight Committee and the establishment of the Related Party Acquisition / Formation / Transaction Policy. The Board directed management of the Company to manage the formation, acquisition and transactions with entities partially owned by the Company with periodic reports to the Corporate Governance Committee.

SECURITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of January 9, 2006, the beneficial ownership of Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement and all directors and executive officers as a group. Each person has sole voting and investment power of the shares, except as noted.

Name	Amount and Nature of Beneficial Ownership(1)
Scott H. Betts	465,000
Daniel P. Burnham	67,515
David A. Coulter	20,000
Michael M. D’Ambrose	126,143
Alison Davis	127,564
David E. Dibble	75,631
Henry C. Duques	5,220,994	(2)
Peter B. Ellwood	22,220
Charles T. Fote	4,259,087
Christina A. Gold	477,654	(3)
Jack M. Greenberg	69,029
Courtney F. Jones	402,416
Richard P. Kiphart	3,189,683	(4)
Edward A. Labry III	4,184,001
Pamela H. Patsley	765,000
James D. Robinson III	335,461
Charles T. Russell	293,201
Joan E. Spero	232,435
Arthur F. Weinbach	157,781
All directors and executive officers as a group (24 persons)	22,982,141	(5)

(1)	The number of shares reported includes shares covered by options that are exercisable within 60 days of January 1, 2006 as follows: Mr. Betts, 465,000; Mr. Burnham, 67,515; Mr. Coulter, 20,000; Mr. D’Ambrose, 125,000; Ms. Davis, 127,564; Mr. Duques, 5,204,699; Mr. Ellwood 22,220; Mr. Fote, 3,919,584; Ms. Gold, 475,000; Mr. Greenberg, 67,515; Mr. Jones, 284,907; Mr. Kiphart, 110,492; Mr. Labry, 4,170,168; Ms. Patsley, 679,000; Mr. Robinson, 205,461; Mr. Russell, 243,799; Ms. Spero, 232,435; Mr. Weinbach, 157,781; all directors and executive officers as a group; 19,181,123.
(2)	Includes 8,536 shares held by Mr. Duques’ wife.
(3)	Includes 20 shares held by Ms. Gold’s husband in a broker-directed account.
(4)	Includes 43,432 shares held by Mr. Kiphart’s daughter.
(5)	The percent of outstanding Common Stock beneficially owned by all directors and executive officers as a group is approximately 3.01%. The percentage beneficially owned by any director or nominee does not exceed 1%.

CORPORATE GOVERNANCE

Board and Committee Governing Documents

Each committee operates under a charter approved by the Board. The Company’s Audit Committee Charter, Compensation and Benefits Committee Charter, Corporate Governance Committee Charter, Executive Committee Charter and Corporate Governance Guidelines are available without charge through the “Governance” portion of the Company’s web site, www.firstdata.com, or by writing to the attention of: Investor Relations, First Data Corporation, 6200 S. Quebec Street, Suite 340, Greenwood Village, CO 80111. In addition, the Audit Committee charter is included as Exhibit A to this Proxy Statement.

Communications with the Board Of Directors

Any shareholder who desires to contact the non-management directors or the other members of the Company’s Board of Directors may do so by writing to: First Data Corporation, Board of Directors, 10825 Farnam Drive, Suite C-12, Omaha, Nebraska 68154. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Corporate Governance Committee. All communications will be forwarded to the Chairperson of the Corporate Governance Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

Board Attendance at Annual Stockholders’ Meeting

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it encourages directors to attend. All directors as of the date of the 2005 Annual Stockholder Meeting attended such meeting.

Presiding Director of Non-Management Director Meetings

The non-management directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Chairperson of the Corporate Governance Committee, currently Ms. Spero, is the presiding director at these meetings.

Nomination of Directors

The Board is responsible for nominating directors for election by the shareholders and filling any vacancies on the Board that may occur. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. In formulating its recommendations, the Corporate Governance Committee will consider recommendations offered by any shareholder, director or officer of First Data.

Director Qualifications

General criteria for the nomination of director candidates include experience, high ethical standards and integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties—all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes that independent outside directors should constitute a majority of the Board of Directors. In exercising its Director nomination responsibilities, the Committee considers women and minority candidates consistent with the Company’s nondiscrimination policies. The Board also believes that it should generally have no fewer than eight and no more than fifteen directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Board or Committee member.

Shareholder Nominees

Shareholder recommendations may be submitted to the Secretary of the Company at 10825 Farnam Drive, Suite C-12, Omaha, Nebraska 68154, and they will be forwarded to the Corporate Governance Committee members for their consideration. Any such recommendation should include:

•	the number of shares of the Company held by the shareholder;

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Company receives the recommendation, the Company may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.

Submission of Shareholder Proposals

Shareholder proposals requested to be included in the Company’s 2007 Proxy Statement must be received by the Company not later than November 27, 2006. Even if a proposal is not submitted in time to be considered for inclusion in the Company’s 2007 Proxy Statement, a proper shareholder proposal or director nomination may still be considered at the Company’s 2007 Annual Meeting of Stockholders, but only if the proposal or nomination is received by the Company no sooner than January 10, 2007 and no later than February 9, 2007. All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Michael T. Whealy, Corporate Secretary, First Data Corporation, 10825 Farnam Drive, Suite C-12, Omaha, Nebraska 68154.

Code of Ethics

The Company’s Director Code of Conduct, Code of Ethics for Senior Financial Officers, Employee Complaint Policy for Accounting and Auditing Matters, Professional Conduct Policy for Attorneys, and the Employee Code of Conduct are available without charge through the “Governance” portion of the Company’s web site, www.firstdata.com, or by writing to the attention of: Investor Relations, First Data Corporation, 6200 S. Quebec Street, Suite 340, Greenwood Village, CO 80111.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2005 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Statement on Auditing Standards No. 61 communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has received the written communication from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Courtney F. Jones (Chairperson)

Alison Davis

Arthur F. Weinbach

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee of the Board of Directors of the Company (i) identifies and recommends to the Board nominees for election as directors at each annual meeting of shareholders and to fill vacancies on the Board, (ii) develops and recommends to the Board corporate governance principles applicable to the Company, and (iii) establishes evaluation procedures for the Board and its committees that conduct self-evaluations.

The Corporate Governance Committee seeks to identify and recommend governance policies that reflect best practices among corporations, conform with legislative and regulatory requirements, and are in the best interest of the Company. In fulfilling that responsibility, the Committee periodically reviews the governance practices of the Company against the standards of practice of other companies as well as practices recommended by outside experts.

During 2005, in addition to the Corporate Governance Committee’s usual responsibilities, the Committee recommended three new directors to fill vacancies on the Board.

In fulfilling its responsibilities to identify and recommend directors, the Corporate Governance Committee will review any candidate recommended by the shareholders of the Company in light of the Committee’s criteria for selection of new Directors. The Corporate Governance Committee seeks to create a Board that defines and enforces standards of accountability that enable executive management to execute their responsibilities fully and in the interests of shareholders. Nominees for director are selected on the basis of their strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity. In exercising its Director nomination responsibilities, the Committee considers women and minority candidates consistent with the Company’s nondiscrimination policies.

From time to time, the Company has engaged third parties to identify potential candidates, gather information regarding potential candidates, and provide an evaluation of such candidates. The Company may continue to engage such third parties in the future.

CORPORATE GOVERNANCE COMMITTEE

Joan E. Spero (Chairperson)

Alison Davis

Jack M. Greenberg

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Benefits Committee (the “Committee”) establishes the compensation program for the Chief Executive Officer and the other Named Executives. Our goal is to provide compensation that attracts and retains exceptional business leaders and motivates them to achieve short and long-term business objectives that ultimately drive long-term business success.

To accomplish this goal, our objective is to provide compensation packages that:

•	are competitive with other companies we compete against for talent,

•	have a significant percentage that varies based on company, business segment, and individual performance, and

•	align the executive’s interest with the interests of our shareholders through equity compensation.

The Committee sets compensation by considering compensation paid by eighteen companies that broadly reflect financial services/processing companies of similar scope and complexity with which we compete for talent, including Electronic Data Systems Corp., Computer Sciences Corp., and Xerox Corp. While base pay generally is set near the 50th percentile of this peer group, the incentive plans are targeted to provide compensation at approximately the 75th percentile of the peer group to focus the executives on achieving aggressive goals.

ELEMENTS OF EXECUTIVE COMPENSATION

The CEO and Named Executives’ total compensation is a combination of base salary, cash incentive compensation, stock options, restricted stock, and perquisites. For these executives, the Committee has determined that a significant portion of total compensation should be comprised of “at-risk,” performance-based components. The at-risk components are structured to reward results that benefit shareholders and are not earned unless specific, pre-established goals are met.

Base Salary.    Annually, the Committee reviews and determines the base salaries of the CEO and the Named Executives. The Committee bases its determination on many factors, including results achieved, future potential, scope of responsibility and experience, and competitiveness of the compensation.

Annual Incentive Compensation.    The Senior Executive Incentive Plan, approved by shareholders, provides an annual incentive opportunity for the CEO and Named Executives based on achieving aggressive improvements in performance of the Company as measured by performance goals established by the Committee.

The goals may be measured by specified levels of earnings before interest expense and taxes (“EBIT”), earnings per share, operating profit, return to shareholders (including dividends), return on equity, earnings, revenues, market share, cash flow, cost reduction goals, the attainment of a specified stock price, economic value added, or any combination of these measures. For 2005, the criteria included an earnings per share target that was not satisfied. The Committee, at its discretion, may reduce the amount otherwise payable under the plan or make other awards outside of the plan when circumstances warrant.

Long-Term Incentive Compensation.    Although no awards have been granted since 2003, the Committee has been able to make awards to executives in a cash plan called the Shareholder Value Plan since 1993. Under the Shareholder Value Plan, performance units may be awarded each year to the CEO and the Named Executives for a two-year performance period. The value of the awards are determined at the end of this period by measuring the Company’s total shareholder return compared to the total shareholder return of the companies in the S&P 500 Index over the same period (subject to the Committee’s discretion to adjust downward). The award has no value unless the total shareholder return on the Company’s common stock exceeds that of 50% of the companies in the S&P 500 index. The awards reached their maximum value if the percentage increase in the price of the Company’s common stock, plus dividends, exceeded that of 75% of the companies in the S&P 500 Index. The value of the award is then “banked” for an additional two-year period and increased annually by an amount equal to 50% of the Company’s return on equity percentage or, if the return on equity is negative, decreased by an amount equal to 100% of the Company’s return on equity percentage. The awards for the performance period ending December 31, 2002 were paid in 2005. The amounts banked at the end of 2002 were increased by 16.95% and 9.83%, 50% of the Company’s return on equity during 2003 and 2004, respectively. No awards have been banked since that time and no awards were granted in 2004, 2005 or 2006.

Equity Compensation.    Under the Company’s 2002 Long-Term Incentive Plan approved by shareholders, the Committee may award stock options, restricted stock, restricted stock units and stock appreciation rights to the executives. The Committee makes annual equity grants to the Named Executives considering market data and the mix of equity compensation versus other compensation to align the interest of the Named Executives with the interests of the shareholders.

Perquisites.    The CEO and Named Executives are provided with perquisites that the Committee believes are reasonable and competitive to help the Company hire and retain the best executive for the position. The potential perquisites may include personal use of the Company’s aircraft, personal use of tickets to certain professional events, personal financial planning up to $20,000 for the first year and $10,000 for each subsequent year, country club membership expenses, reimbursement for relocation and moving expenses, or the personal use of a car leased by the company. With the exception of relocation and moving expenses, the value of such perquisites generally does not exceed $50,000 per year per executive.

RETIREMENT, DEFERRED COMPENSATION, STOCK PURCHASE AND BENEFIT PLANS

All First Data employees in the U.S. are eligible to participate in the First Data Incentive Saving Plan, the Employee Stock Purchase Plan, and certain other benefit plans. The Company also offers a Supplemental Incentive Savings Plan to a group of about 2,300 eligible U.S. employees. As U.S. employees, Mr. Fote and the Named Executives are eligible to participate in these plans as described below. The Company does not currently offer a defined benefit plan but does have three defined benefit plans that have been frozen.

First Data Incentive Savings Plan.    The First Data Incentive Savings Plan is a qualified 401(k) plan, in which some Named Executives may be limited to a 6% contribution rate. After one year of service, employees receive a dollar-for-dollar company matching contribution up to 3% of eligible compensation. Employees receive additional employer contributions independent of their deferrals to the plan; these additional employer contributions include a service related contribution equal to 1.5% of eligible pay after 5 years of First Data service and 3% of eligible pay after 10 years of First Data service. Certain employees hired prior to April 1, 1996 also receive an employer contribution, related to the pension plan freeze, equal to 3.4% of eligible pay.

Employee Stock Purchase Plan.    The Employee Stock Purchase Plan is a discounted stock purchase plan available to most employees of the Company operating under Section 423 of the Internal Revenue Service Code. Money is accumulated through payroll deductions and used to make quarterly purchases of FDC common stock at a price equal to a 15% discount from the lower of the market price at the beginning or end of the quarter.

Supplemental Incentive Savings Plan.    The Named Executives are eligible to participate in an unfunded non-qualified deferred compensation plan. This serves as a supplement to the Incentive Savings Plan (referenced above) as an additional way to defer compensation on a pre-tax basis. Each year, the return on the balances in the plan is set based on the current interest rates for comparable long-term commercial credit obligations and adjusted to reflect the variable rate, illiquid, subordinated and compensatory aspects of the plan, with the return in 2005 set at 7.0%. Each executive determines the amount of their compensation that is deferred each year.

Other Benefit Plans.    The Named Executives also are eligible to participate in the employee benefit plans and programs generally available to the Company’s employees, including coverage under the Company’s medical, dental, life and disability insurance plans.

EMPLOYMENT POLICIES AND PRACTICES

Employment Agreements.    In general, the Company does not enter into employment agreements with our employees, including senior executives. The Named Executives serve at the will of the Board. The Company recently made an exception to this policy to outline the compensation arrangement to retain the services of Mr. Duques as CEO following the retirement of Mr. Fote.

Severance Policy.    In July 2005, the Company established a formal policy for the payment of benefits to senior executives, including the Named Executives, upon severance from the Company and upon a change of control. The Company has had a policy on the payment of severance benefits for many of its employees for a number of years but had not established a severance benefit or change of control policy for its most senior executives. The Policy is intended to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who are involuntarily terminated or terminated for good reason following a change in control, and to afford such executives and other employees the opportunity to protect the share value they have helped create in the event of any change in control. The Policy provides for payment of the following severance benefits, which are the same in the event of a change in control or involuntary termination other than for “cause” except as indicated below:

(i)	A cash payment equal to the Senior Executive’s base pay plus target bonus for the year multiplied by 2.99 for the CEO and by 2 for all other Senior Executives.

(ii)	The Senior Executive’s prorated bonus at target for the year of termination.

(iii)	Certain other cash incentives that would have been paid had the Senior Executive’s employment not terminated.

(iv)	Welfare benefits coverage would continue for 3 years for the CEO and 2 years for other Senior Executives (the “Severance Period”) with a portion of the costs of such benefits paid by the Senior Executive.

(v)	For equity compensation awards that were made pursuant to the Company’s 2002 Long-Term Incentive Plan (“2002 LTIP”):

•	Upon a change in control, all equity awards become fully vested and exercisable on the date of the change of control. However, the right to exercise awards granted after July 26, 2005 will continue until the end of the Senior Executive’s Severance Period, while awards granted prior to the Effective Date must be exercised within three months after the Senior Executive’s termination, and

•	If a Senior Executive is involuntarily terminated without cause and no change in control has occurred, equity awards granted after July 26, 2005, other than awards that vest only if performance measures are attained, will continue to vest and be exercisable until the end of the Senior Executive’s Severance Period.

The actual payments under the policy are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates, but the following estimate for benefits upon a change in control was considered by the Committee for the following selected executives at the time the policy was adopted.

(All numbers are in $000s and assume event occurred on July 1, 2005)

	Kimberly S. Patmore Chief Financial Officer	Christina A. Gold President, Western Union Financial Services	Edward A. Labry III President, First Data Commercial Services	Pamela H. Patsley President, FDI
Cash Payment	$2,050	$2,700	$2,200	$2,300
Prorated Bonus	250	350	175	300
Fringe Benefits (1)	158	195	225	165
Deferred Bonus	550	750	0	600
Unvested Stock Options (2)	1,203	1,619	94	1,317
Unvested Restricted Stock (2)	4,050	4,500	0	4,050
Estimated Tax Gross Up (3)	1,766	2,626	0	2,080

Total (4)	$10,027	$12,740	$2,694	$10,812

(1)	Fringe benefits, including health, life and disability benefits coverage, are estimated to be 15% of the executives’ salary.
(2)	Assumes stock value of $45.00 per share.
(3)	Assumes 40% tax rate.
(4)	Total benefits upon a severance event that does not involve a change in control would be somewhat less than the total above.

Mr. Fote and Mr. Duques have separate agreements discussed below and this plan does not apply to them.

Share Ownership Guidelines.    To promote equity ownership in the Company by directors and executives and the alignment of their financial interests with the interests of shareholders, the Board of Directors has established the following share ownership guidelines.

Number of Shares
Chief Executive Officer	150,000
Other Members of the Management Executive Committee	30,000
Directors	10,000

Directors and officers have five years from the date they are subject to a requirement to meet the corresponding ownership guideline. Share ownership includes shares purchased on the open market, shares owned jointly with or separately by spouse, shares held through an employee stock purchase plan or retirement plan, shares obtained through a stock option exercise, vested restricted stock/restricted stock unit shares, and, for purposes of the director ownership requirement, any stock option or stock appreciation right purchased from First Data which are vested and unexercised are credited at the percentage of its purchase price in relation to the fair market value of First Data stock on the date of purchase under the applicable plan (e.g., shares subject to options purchased at 25% of fair market value will be credited at 25% for purposes of these guidelines; 40,000 options purchased at 25% of fair market value would receive a credit of 10,000 shares).

Deductibility of Compensation.    Section 162 (m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1,000,000 per employee. The limitation generally does not apply to compensation based on performance goals if certain requirements are met. The Compensation Committee, as much as possible, uses and intends to use performance-based compensation. However the Committee believes that the Company must attract, retain and reward the executive talent necessary to maximize the return to shareholders and that it may be necessary and appropriate to forgo a tax deduction in some circumstances. For example, Mr. Fote’s base salary of $1.1 million for 2005 exceeded the deductibility threshold.

Performance Reviews.    Each year, the non-management members of the Board and the CEO mutually develop goals for the CEO in several major areas. The Committee also has a formal process for providing a performance review and feedback to the CEO. Similarly, the CEO reviews his assessment of each member of the Named Executives with the outside Board members and receives their input. The CEO then meets with each individual to discuss performance and to set performance goals for the year.

Use Of Consultants.    The Committee has retained The Hay Group for a number of years to assist in structuring appropriate and competitive executive compensation packages. The Committee also hired Foley and Company, Inc. and Johnson and Associates, Inc. in 2004 to independently review the pay components and pay levels of the CEO and Executive Committee members to determine if the pay plans drive performance and if they are aligned with the best interest of First Data’s shareholders. Foley and Johnson recommended changes for the Committee to consider to better attract and retain the leadership talent required to achieve double digit growth goals. The Committee worked with The Hay Group to address the recommendations from this analysis.

BASIS FOR CEO COMPENSATION

Mr. Fote’s Compensation.    In February 2005, after consultation with fellow non-management directors and the compensation consultant for the Committee, the Committee established the following compensation package for Mr. Fote consistent with its objective to (i) provide a base salary near the 50th percentile of a comparable peer group with incentive pay targeted to provide compensation at approximately the 75th percentile of the peer group and (ii) align Mr. Fote’s interest with the interests of the shareholders.

Salary	$1,100,000
2005 Target Bonus	$1,400,000
Stock Option Award	300,000 shares
Restricted Stock Award	100,000 shares

Mr. Fote announced his retirement and resigned as Chief Executive Officer on November 26, 2005. No part of the 2005 target bonus was paid to Mr. Fote, as the performance metrics for the plan were not satisfied. In accordance with the terms of the Company’s Long-Term Incentive Plans, Mr. Fote will be permitted to exercise his outstanding options for 3 years (or the expiration date of the options, if earlier), in the case of options granted under the 1992 Long-Term Incentive Plan, and for 4 years (or the expiration date of the options, if earlier), in the case of options granted under the 2002 Long-Term Incentive Plan.

In connection with his retirement, the Company entered into an agreement with Mr. Fote to provide the Company access to his continued services as an employee through December 31, 2005 and for 18 months thereafter as a consultant. Mr. Fote agreed not to provide services to a broad list of competitors of the Company during the period he is an employee or is providing consulting services, as well as not to solicit employees of or interfere with any of the Company’s relationships with its customers during this period. Pursuant to the agreement, the 175,000 shares of restricted stock held by Mr. Fote vested at his retirement as an employee on December 31, 2005. Mr. Fote also will be paid an annual fee for his services as a consultant at an annual rate of $1,100,000. Additionally, the Company will provide Mr. Fote with continuing medical benefits coverage, an office and the assistance of a dedicated administrative assistant during his services as a consultant.

Mr. Duques’ Compensation.    Mr. Duques was appointed as the Chief Executive Officer of the Company as of November 26, 2005. Mr. Duques’ salary was set at $250,000 per year, which is substantially less than the base salary that was paid to Mr. Fote. However, Mr. Duques received a larger stock option grant for 850,000 shares to incent Mr. Duques to unlock unrealized shareholder value. The option is currently exercisable and will expire in five years unless Mr. Duques is terminated for cause or quits voluntarily prior to November 26, 2007.

Mr. Duques was not eligible to receive a bonus for 2005 but will be eligible to receive an annual bonus for 2006 under the Senior Executive Incentive Plan based on the achievement of earnings per share objectives determined by the Committee. The target annual bonus for 2006 will be $1.4 million, with the opportunity to receive a greater or lesser amount depending on the assessed level of performance.

Value of Total Compensation

Set forth below is a detailed and summary table, both in dollars, of the compensation provided to selected executives during 2005.

2005 Compensation—Detailed

	Henry C. Duques Chairman and CEO	Charles T. Fote Former Chairman and CEO	Kimberly S. Patmore Chief Financial Officer	David E. Dibble CTO	Christina A. Gold President, Western Union Financial Services	Edward A. Labry III President, First Data Commercial Services	Pamela H. Patsley President, FDI
Salary	$23,718	$1,100,000	$520,833	$125,000	$625,000	$750,000	$541,667
Bonus (1)	0	0	0	1,000,000	0	0	0
Restricted Stock Awards (2)	0	4,007,500	1,603,000	1,986,250	2,003,750	0	1,603,000
Stock Option Awards (3)	11,302,535	5,398,770	1,799,590	1,313,850	2,699,385	0	2,249,488
Shareholder Value Plan Payment	4,624,063	2,568,924	963,346	0	0	0	1,156,016
Earnings on Deferred Compensation (4)	314,733	255,462	156,766	0	44,406	28,059	32,223
Company Contribution to Deferred Compensation Plans	0	438,481	162,072	0	30,450	0	93,908
Accelerated vesting of restricted stock upon retirement (5)	0	4,281,000	0	0	0	0	0
Post retirement consulting package (6)	0	1,650,000	0	0	0	0	0
Deferred Bonus (7)	0	0	550,000	0	750,000	0	600,000
Discount for shares purchased under the Employee Stock Purchase Plan	0	0	2,535	5,909	4,040	0	0
Relocation and moving expenses	0	0	0	0	0	0	11,456
Country Club Memberships	0	46,122	8,200	0	0	0	0
Aircraft (8)	0	17,548	0	3,370	0	452,237	0
Financial Planning	50,598	30,318	7,030	0	10,000	0	16,982
Apartment rented for Executive	11,850	0	0	0	0	0	0
Lease of car	21,937	0	0	0	0	0	0
Life, disability and health insurance premiums paid by Company	187	11,403	10,990	3,010	1,582	11,199	11,752
Accrued vacation paid upon leaving Company	0	105,769	0	0	0	0	0
Company 401(k) contribution	1,423	19,740	19,740	0	6,300	6,300	8,238

Estimated Total Compensation (9)	$16,351,044	$19,931,037	$5,804,102	$4,437,389	$6,174,913	$1,247,795	$6,324,730

(1)	Mr. Dibble’s bonus includes a signing bonus of $500,000 and a guaranteed annual bonus of $500,000.
(2)	Restricted stock award values were calculated by multiplying the market value on the date of issuance by the number of shares awarded.
(3)	Stock option award values are based on calculations of the grant date value using the Black-Scholes single option-pricing model.
(4)	Amounts shown for earned income credit.
(5)	Represents market value on the date of acceleration of 175,000 shares less the value of the restricted stock award included above. See the Restricted Stock Grants table on page 29 for more information.

(6)	Represents total to be paid to Mr. Fote over an 18-month period under the Retirement and Consulting Agreement entered into on November 26, 2005.
(7)	The Compensation Committee approved special cash bonus awards in 2005 that will be payable in March 2006 if the executive is still employed by the Company. The Compensation Committee made the special cash bonus award to recognize strong performance of the merchant and payments segments, the significant progress made to integrate the recently acquired Concord EFS, Inc., and the continued strong international expansion of the Company, as well as to maintain compensation for these individuals that is competitive in the market.
(8)	Messrs. Fote and Dibble used the Company airplane for personal travel. The Company incurred $452,237 of expenses to a charter company for the charter of an airplane by Mr. Labry for approximately 20 business trips. Mr. Labry leases his plane to the charter company and his plane was used on these trips.
(9)	Excludes value of severance benefits for Mr. Dibble, Ms. Gold, Mr. Labry, Ms. Patmore and Ms. Patsley under severance policy described above and the accelerated vesting of options.

2005 Compensation—Summary

	Total	Salary	Bonus	Restricted Stock Awards	Stock Option Awards	Non-Stock Incentive Plan Compensation	All Other Compensation
Mr. Duques	$16,351,044	$23,718	$0	$0	$11,302,535	$4,624,063	$400,728
Mr. Fote	19,931,037	1,100,000	0	4,007,500	5,398,770	2,568,924	6,855,843
Ms. Patmore	5,804,102	520,833	0	1,603,000	1,799,590	963,346	917,333
Mr. Dibble	4,437,389	125,000	1,000,000	1,986,250	1,313,850	0	12,289
Ms. Gold	6,174,913	625,000	0	2,003,750	2,699,385	0	846,778
Mr. Labry	1,247,795	750,000	0	0	0	0	497,795
Ms. Patsley	6,324,730	541,667	0	1,603,000	2,249,488	1,156,016	774,559

*	See above table for further explanation

COMPENSATION AND BENEFITS COMMITTEE

Daniel P. Burnham (Chairperson)

David A. Coulter

Charles T. Russell

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows the cash and other compensation paid or earned and certain long-term awards made to the Named Executives for all services to the Company in all capacities for 2005, 2004 and 2003.

		Annual Compensation					Long-Term Compensation
							Awards				Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options		LTIP Payouts ($)		All Other Compensation ($)(1)
Henry C. Duques Chairman and Chief Executive Officer	2005 2004 2003	23,718 0 333,333	0 0 0		84,385 0 4,200	(2) (6)	0 0 0		850,000 20,709 42,742	(7) (7)	4,624,063 4,950,208 4,728,560	(3) (4) (5)	62,487 0 0

Charles T. Fote Former Chairman and Chief Executive Officer	2005 2004 2003	1,100,000 1,083,333 1,000,000	0 1,100,000 750,000		93,988 0 0	(8)	4,007,500 4,081,500 0	(9) (9)	300,000 250,000 200,000		2,568,924 2,750,115 2,626,978	(3) (4) (5)	613,082 437,047 432,865

David E. Dibble Chief Technology Officer	2005 2004 2003	125,000 0 0	1,000,000 0 0	(10)	5,909 0 0	(11)(6)	1,986,250 0 0	(12)	75,000 0 0		0 0 0		0 0 0

Christina A. Gold President, Western Union Financial Services	2005 2004 2003	625,000 500,000 500,000	0 600,000 480,000		4,040 4,740 39,202	(11)(6) (6) (14)	2,003,750 2,040,750 0	(13) (13)	150,000 100,000 75,000		0 0 0		45,295 24,391 11,005

Edward A. Labry III President, First Data Commercial Services	2005 2004 2003	750,000 707,309 0	0 994,350 0	(16)	452,237 0 0	(15)	0 0 0		0 30,000 0		0 0 0		11,721 0 0

Pamela H. Patsley President, FDI	2005 2004 2003	541,667 500,000 500,000	0 600,000 291,667		11,456 131,817 316,903	(11)(17) (19) (17)	1,603,000 2,040,750 0	(18) (18)	125,000 100,000 60,000		1,156,016 1,031,293 985,117	(3) (4) (5)	108,339 54,219 58,401

Scott H. Betts Former President, Enterprise Payments	2005 2004 2003	541,667 495,833 475,000	600,000 600,000 261,363	(20)	0 0 0	(11)	1,603,000 2,040,750 0	(21) (21)	125,000 100,000 60,000		0 0 0		25,776 23,243 23,738

Michael M. D’Ambrose Former EVP, Human Resources	2005 2004 2003	449,487 500,000 157,372	550,000 650,000 550,000	(20)	0 78,538 322,888	(11) (17) (17)	1,402,625 2,040,750 0	(22) (22)	100,000 100,000 100,000		0 0 0		43,625 0 0

(1)	Amounts shown for the Named Executives include Company contributions to defined contribution plans and the dollar value of above market interest accrued in the Supplemental Incentive Savings Plan. For 2005, these amounts were, respectively, as follows: Mr. Fote: $458,221/$49,092, Mr. Duques: $1,423/$61,064, Mr. Dibble: $0/$0, Ms. Gold: $36,750/$8,545, Mr. Labry: $6,300/$5,421, Ms. Patsley: $102,146/$6,193, Mr. Betts: $21,188/$4,588, Mr. D’Ambrose: $18,172/$213. Amounts shown for Mr. Fote and Mr. D’Ambrose also include accrued vacation paid upon leaving the Company as follows: Mr. Fote: $105,769 and Mr. D’Ambrose: $25,240.
(2)	Includes car and apartment lease expenses of $33,787 and Company payment of financial planning services of $50,598.
(3)	2005 LTIP Payout Awards (Shareholder Value Plan) for Mr. Fote, Mr. Duques and Ms. Patsley represent amounts “banked” at the end of the two-year performance period which ended December 31, 2002.
(4)	2004 LTIP Payout Awards (Shareholder Value Plan) for Mr. Fote, Mr. Duques and Ms. Patsley represent amounts “banked” at the end of the two-year performance period which ended December 31, 2001.
(5)	2003 LTIP Payout Awards (Shareholder Value Plan) for Mr. Fote, Mr. Duques and Ms. Patsley represent amounts “banked” at the end of the two-year performance which ended December 31, 2000.
(6)	Includes the value of the discount for the number of shares purchased under the ESPP by each of the Company’s Named Executive Officers. This amount previously was not included due to program availability to virtually all employees.
(7)	Non-Employee Director Stock Options inclusive of 10,742 Purchased Stock Options in 2003 and 12,709 Purchased Stock Options in 2004 as part of Mr. Duques’ election to receive all or a portion of the annual retainer fees in the form of stock option grants pursuant to the First Data Corporation 1993 Director’s Stock Option Plan.
(8)	Includes Company payment of associated reimbursement amounts and perquisites for country club fees of $46,122, personal use of the corporate jet of $17,548, and reimbursements for financial planning services of $30,318.
(9)	The value at year-end of Mr. Fote’s 200,000 shares of restricted stock was $8,505,875. Mr. Fote’s unvested restricted stock awards vested upon his retirement as an employee on December 31, 2005 pursuant to a Retirement and Consulting Agreement dated November 26, 2005. Dividends on all restricted shares are paid at the same rate as paid to all shareholders; however the cash dividends accrue during the restriction period(s) and are paid at the time the restrictions on the shares lapse.
(10)	Includes a signing bonus of $500,000.
(11)	The Named Executive also may have received perquisites such as personal use of corporate aircraft, event tickets, Company payment of country club fees, and reimbursement for financial planning services (up to an annual maximum of $20,000). However, the value of all perquisites in the aggregate for the Executive was less than $50,000 in 2005.
(12)	The value at year-end of Mr. Dibble’s 50,000 shares of restricted stock was $2,144,000. Mr. Dibble’s restricted stock award vests if he is still employed by the Company at the time, at 25% per year on the anniversary date of the grant (October 3, 2005). Vesting may be accelerated pursuant to the terms of the 2002 Long-Term Incentive Plan. Dividends on all restricted shares are paid at the same rate as paid to all shareholders; however, the cash dividends accrue during the Restriction period(s) and are paid at the time the restrictions on the shares lapse.

(13)	The value at year-end of Ms. Gold’s 100,000 shares of restricted stock was $4,288,000. 50,000 shares of Ms. Gold’s restricted stock award vests, if she is still employed by the Company at the time, at 25% per year on the anniversary date of the grant (February 23, 2005). The remaining 50,000 shares vest, if she is still employed by the Company at the time, on the earlier of (i) February 25, 2009 or (ii) at any time after February 25, 2007 if on each trading day during the previous 30-day period the highest intra-day trading price of the Company’s Common Stock on the New York Stock Exchange is equal to or greater than $70.00 per share. Vesting may be accelerated pursuant to the terms of the 2002 Long-Term Incentive Plan. Dividends on all restricted shares are paid at the same rate as paid to all shareholders; however, the cash dividends accrue during the restriction period(s) and are paid at the time the restrictions on the shares lapse.
(14)	Relocation expenses that have been reduced from amounts previously reported due to amounts subsequently returned to the Company by the Company’s external service provider and includes the value of the discount for the number of shares purchased under the ESPP not originally included due to program availability to virtually all employees.
(15)	The Company incurred $452,237 of expenses to a charter company for the charter of an airplane by Mr. Labry for approximately 20 business trips. Mr. Labry leases his plane to the charter company and his plane was used on these trips.
(16)	Includes $694,350 of a retention bonus.
(17)	Relocation, moving expenses and associated reimbursement amounts.
(18)	The value at year-end of Ms. Patsley’s 90,000 shares of restricted stock was $3,859,200. 40,000 shares of Ms. Patsley’s restricted stock award vests, if she is still employed by the Company at the time, at 25% per year on the anniversary date of the grant (February 23, 2005). The remaining 50,000 shares vest, if she is still employed by the Company at the time, on the earlier of (i) February 25, 2009 or (ii) at any time after February 25, 2007 if on each trading day during the previous 30-day period the highest intra-day trading price of the Company’s Common Stock on the New York Stock Exchange is equal to or greater than $70.00 per share. Vesting may be accelerated pursuant to the terms of the 2002 Long-Term Incentive Plan. Dividends on all restricted shares are paid at the same rate as paid to all shareholders; however, the cash dividends accrue during the restriction period(s) and are paid at the time the restrictions on the shares lapse.
(19)	Includes relocation expenses of $111,817.
(20)	Deferred cash award paid pursuant to severance policy.
(21)	The value at year-end of Mr. Betts’ 90,000 shares of restricted stock was $3,859,200. 40,000 shares of Mr. Betts’ restricted stock award vests, if he is still employed by the Company at the time, at 25% per year on the anniversary date of the grant (February 23, 2005). The remaining 50,000 shares vest, if he is still employed by the Company at the time, on the earlier of (i) February 25, 2009 or (ii) at any time after February 25, 2007 if on each trading day during the previous 30-day period the highest intra-day trading price of the Company’s Common Stock on the New York Stock Exchange is equal to or greater than $70.00 per share. Vesting may be accelerated pursuant to the terms of the 2002 Long-Term Incentive Plan. Dividends on all restricted shares are paid at the same rate as paid to all shareholders; however, the cash dividends accrue during the restriction period(s) and are paid at the time the restrictions on the shares lapse.
(22)	Mr. D’Ambrose’s 85,000 shares of restricted stock awards were cancelled on November 11, 2005.

Option Grants In 2005

The following table contains information concerning options to purchase Common Stock of the Company under the First Data Corporation 2002 Long-Term Incentive Plans that were granted to each of the Named Executives during 2005.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in 2005(2)	Exercise or Base Price ($/share)	Expiration Date		Grant Date Present Value(3)
Henry C. Duques	850,000		20.81	41.4150	11/26/2010	(4)	11,302,535
Charles T. Fote	300,000		7.34	40.0750	2/23/2015		5,398,770
David E. Dibble	75,000		1.84	39.7250	10/3/2015		1,313,850
Christina A. Gold	150,000		3.67	40.0750	2/23/2015		2,699,385
Edward A. Labry III	0		N/A	N/A	N/A		N/A
Pamela H. Patsley	125,000		3.06	40.0750	2/23/2015		2,249,488
Scott H. Betts	125,000		3.06	40.0750	2/23/2015		2,249,488
Michael M. D’Ambrose	100,000	(5)	2.45	40.0750	2/23/2015		1,799,590

(1)	Options were granted under the First Data Corporation 2002 Long-Term Incentive Plan and carry an exercise price of 100% of the fair-market value of the underlying Common Stock on the date of grant and vesting was accelerated on December 22, 2005.
(2)	Based on options to purchase an aggregate of 4,084,600 shares granted to employees under the First Data Corporation 2002 Long-Term Incentive Plan during 2005.
(3)	These values were calculated using the Black-Scholes single option-pricing model, a formula widely used and accepted for valuing traded stock options. Any ultimate value will depend on the market value of the Company’s stock at a future date. The Company uses assumptions that consider all substantive characteristics of the options and are based on an analysis of historical information, external data, and other factors. Assumptions used are based on grant date of the options. The following assumptions were used to calculate the values for grants under the First Data Corporation 2002 Long-Term Incentive Plan with the exception of Messrs. Duques and Dibble: estimated future dividend yield of .567%; expected price volatility of 37.00%; weighted average risk-free rate of return of 4.143%. Estimated future dividend yield of .591% was used for Messrs. Duques and Dibble. Expected price volitility of 35.20% was used for Messrs. Dibble, while 29.80% was used for Mr. Duques. The weighted average risk-free rate of return of 4.478% was used for Mr. Dibble and 4.305% for Mr. Duques.
(4)	Terms and conditions of the 2002 Long-Term Incentive Plan were amended for Mr. Duques. Options, for which vesting was accelerated, are set to expire in 5 years.
(5)	Options were cancelled on November 11, 2005.

Aggregated Option Exercises In 2005 and Year-End 2005 Option Values

The following table sets forth information for the Named Executives regarding the exercise of stock options during 2005 and unexercised stock options held as of the end of 2005:

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options At December 31, 2005(1)
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Henry C. Duques	600,000	15,633,596	5,204,699	0	84,724,440	0
Charles T. Fote	200,000	5,122,653	3,919,584	0	52,385,314	0
David E. Dibble	0	0	75,000	0	236,625	0
Christina A. Gold	0	0	475,000	0	1,613,125	0
Edward A. Labry III	1,450,000	37,707,787	4,200,168	0	62,291,806	0
Pamela H. Patsley	0	0	737,500	17,500	8,009,603	29,313
Scott H. Betts	0	0	445,000	20,000	2,049,888	37,938
Michael M. D’Ambrose	0	0	75,000	0	125,125	0

(1)	The amounts shown for options granted under the First Data Corporation 2002 Long-Term Incentive Plan reflect the $42.8800 average high and low prices of the Company’s Common Stock on December 30, 2005 less the option exercise price, but they do not reflect the impact of taxes.

Restricted Stock Grants In 2005

The following table contains information concerning restricted stock awards granted to Named Executives in 2005 under the First Data Corporation 2002 Long-Term Incentive Plans.

	Individual Grants
Name	Number of Restricted Stock Awards Issued		% of Total Restricted Stock issued Employees in 2005(1)	Market Value ($/share)	Total Issue Date Market Value ($)
Henry C. Duques	0		0.00	N/A	N/A
Charles T. Fote	100,000	(2)	18.18	40.0750	4,007,500
David E. Dibble	50,000	(3)	9.09	39.7250	1,986,250
Christina A. Gold	50,000	(3)	9.09	40.0750	2,003,750
Edward A. Labry III	0		0.00	N/A	N/A
Pamela H. Patsley	40,000	(3)	7.27	40.0750	1,603,000
Scott H. Betts	40,000	(3)	7.27	40.0750	1,603,000
Michael M. D’Ambrose	35,000	(3)(4)	6.36	40.0750	1,402,625

(1)	Based on aggregate of 550,000 restricted stock awards granted to employees under the First Data Corporation 2002 Long-Term Incentive Plan during 2005.
(2)	Restricted stock award vests, if the executive is still employed by the Company at the time, at 25% on issuance date and 25% per year on the anniversary date of the grant. Vesting was accelerated at his retirement on December 31, 2005.
(3)	Restricted stock award vests, if the executive is still employed by the Company at the time, at 25% per year on the anniversary date of the grant. Vesting may be accelerated pursuant to the terms of the 2002 Long-Term Incentive Plan.
(4)	Restricted stock awards were cancelled on November 11, 2005.

Deferred Compensation Plans

The following table shows the deferred compensation activity for the Named Executives during 2005.

Name	Executive Contributions in 2005 ($)	Company Contributions in 2005(1) ($)		Aggregate Earnings in 2005 ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2005 ($)
Henry C. Duques	0	0		314,733	113,548	4,620,115
Charles T. Fote	426,665	438,481		255,462	0	4,049,961
David E. Dibble	0	0		0	0	0
Christina A. Gold	182,500	30,450	(3)	44,406	0	731,024
Edward A. Labry III	0	0		28,059	0	416,183
Pamela H. Patsley	68,930	93,908		32,223	0	526,097
Scott H. Betts	60,000	14,888		23,786	0	368,876
Michael M. D’Ambrose	18,989	11,872	(3)	1,055	0	25,826

(1)	Amounts shown for Company contributions.
(2)	Amounts shown for earned income credit.
(3)	The following portions were not vested as of December 31, 2005: Ms. Gold: $7,613; Mr. D’Ambrose: $5,936.

Retirement Plans

The Company’s defined benefit retirement plans were frozen in 1997. Upon Mr. Fote’s retirement in November 2005, he received a lump sum of $533,553.75. As of March 1, 2006, Mr. Fote receives a recurring payment of $1,546.09 per month under the qualified portion of the Company’s plan and beginning July 1, 2006 he will also receive $777.86 per month under the nonqualified portion of the plan. Mr. Duques has a frozen benefit, which would provide for an annual payment at age 65 of approximately $37,700.

Employment, Severance and Change In Control Agreements With Certain Executive Officers

The Company has entered into an employment agreement with Mr. Duques, the Company’s Chief Executive Officer and Mr. Fote, the Company’s former Chief Executive Officer. In addition, the Board of Directors approved a Severance/Change in Control Policy for the Company’s senior executives.

Letter Agreement with Mr. Duques

Henry C. Duques, the Company’s Chief Executive Officer and Chairman of the Board, serves in these positions, at the pleasure of the Board, pursuant to a letter agreement with the Company on November 26, 2005. In the event that he is replaced in such positions by the Board, the Company has no obligation to pay Mr. Duques any severance or other termination pay, although he will be entitled to the benefit of the stock option grant described below. If the Board replaces him in just one of these positions, Mr. Duques will have the right to terminate his employment without foregoing his right to such options.

Pursuant to the terms of the letter agreement and as more fully described under the “Mr. Duques’ Compensation” subsection of the “Compensation and Benefits Committee Report on Executive Compensation” above, for his services Mr. Duques received an annual base salary of $250,000 and a grant of options to purchase 850,000 shares of the Company’s Common Stock, having a term of five years. Mr. Duques also will be eligible to receive an annual bonus, starting with calendar year 2006, based on the achievement of performance objectives determined by the Board of Directors or a duly authorized committee of the Board. He is eligible to participate in the employee benefit plans and programs generally available to the Company’s employees, including coverage under the Company’s medical, dental, life and disability insurance plans, retirement plans, and employee stock purchase plan.

Retirement and Consulting Agreement with Mr. Fote

In connection with the retirement of Charles T. Fote, the Company’s former Chief Executive Officer, President and Chairman of the Board of Directors of the Company, on November 26, 2005 the Company entered into a Retirement and Consulting Agreement with Mr. Fote in order for the Company to access his continued services for a period of transition and thereafter as a consultant. Pursuant to the agreement, Mr. Fote resigned as Chief Executive Officer on November 26, 2005, but agreed to remain as Chairman of the Board of Directors and an employee of the Company through December 31, 2005, and as a member of the Board through the Company’s Annual Meeting of Stockholders on May 10, 2006. Mr. Fote will provide services as a consultant to the Company as requested by the Board or the Chief Executive Officer of the Company from January 1, 2006 through June 30, 2007.

The agreement confirms that, as a retiree under the Company’s applicable Long-Term Incentive Plans, Mr. Fote will be permitted to exercise his outstanding options for 3 years, in the case of options granted under the 1992 Long-Term Incentive Plan, and for 4 years, in the case of options granted under the 2002 Long-Term Incentive Plan (the “2002 LTIP”). It also recognizes that, pursuant to the terms of the 2002 LTIP, any options granted thereunder that are not exercisable at his retirement will become exercisable in accordance with their terms. Pursuant to and as the principal inducement to have Mr. Fote enter into the agreement, the 175,000 shares of restricted stock held by Mr. Fote vested at his retirement as an employee on December 31, 2005, to the extent not previously vested in accordance with their terms.

Under the agreement, Mr. Fote is paid for his services as a consultant at an annual rate of $1.1 million, which is equal to his 2005 annual base salary. Additionally, the Company provides Mr. Fote with continuing medical benefits coverage, an office and the assistance of a dedicated administrative assistant during his services as a consultant. Pursuant to the agreement, Mr. Fote agreed not to provide services to a broad list of competitors of the Company during the period he is an employee or is providing consulting services, as well as not to solicit employees of or interfere with any of the Company’s relationships with its customers during such period.

Employment Agreement with Mr. Labry

In connection with the Company’s merger with Concord EFS, Inc., on April 1, 2003 an employment agreement was entered into with Edward Labry, President of the Company’s First Data Commercial Services segment. The agreement provides that the Company will employ Mr. Labry as a special advisor to the Chief Executive Officer for a base salary of $750,000 per year. Mr. Labry may be eligible for additional compensation under certain Company plans or arrangements. Under the agreement, Mr. Labry agreed not to compete with the Company, or solicit any employees or customers of the Company, during his employment with the Company and twelve months thereafter. The initial employment period was February 26, 2004 through February 26, 2006. However, the agreement automatically extends for additional thirty (30) day periods unless either party gives notice to the other party fifteen (15) days before the end an employment period. As of the date hereof, neither party has provided notice to terminate the agreement.

Severance / Change in Control Policy

As more fully described under the “Severance Policy” subsection of the “Compensation and Benefits Committee Report on Executive Compensation” above, effective July 26, 2005 the Compensation and Benefits Committee and the Executive Committee approved a Severance/Change in Control Policy for senior executives, including the Named Executives. The Policy is intended to promote uniform treatment of such executives who are involuntarily terminated other than for “cause” or who are involuntarily terminated or terminate for “good reason” following a “change in control” (as all such terms are defined in the policy), and to afford such executives and other employees the opportunity to protect the share value they have helped create in the event of any change in control. As a condition to receiving severance benefits under the policy, the executives are required to release the Company and its employees from all claims the executive may have against them and to agree to a number of restrictive covenants to protect the Company.

Equity Compensation Plan Information

The following table sets forth information regarding equity compensation plans of the Company as of December 31, 2005.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders (1)	62,488,280		$34.41	50,187,423	(2)
Equity compensation plans not approved by security holders	200,000	(3)	50.00	0

Total (4)	62,688,280		34.46	50,187,423

(1)	Consists of the Company’s 1992 Long-Term Incentive Plan, 2002 Long-Term Incentive Plan, Employee Stock Purchase Plan and 1993 Director’s Stock Option Plan.
(2)	Includes the Company’s Employee Stock Purchase Plan, which has 7,018,010 shares available for future issuance.
(3)	A warrant was issued to a customer to purchase 200,000 shares of common stock at a exercise price of $50.00 which may be exercised from June 4, 2006 through June 4, 2009. The price and dates are subject to adjustment, acceleration or extension upon the occurrence of certain events.
(4)	There also are 8,304,950 shares issuable at an average exercise price of $46.71 under equity compensation plans assumed by the Company in connection with the merger of Concord EFS, Inc. with a subsidiary of the Company.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in cumulative total shareholder return on Common Stock of the Company since December 29, 2000 with the cumulative total return over the same period for (i) the S&P 500 Index, and (ii) a peer group selected by the Company. The peer group is composed of the following eleven computer services companies with market capitalizations over one billion dollars: Automatic Data Processing, Inc.; Ceridian Corporation; Certegy Inc.; Computer Sciences Corporation; DST Systems, Inc.; Electronic Data Systems Corporation; Equifax Inc.; Fiserv, Inc.; Paychex, Inc.; SunGard Data Systems, Inc.; and Total System Services, Inc. (TSYS) (the “Peer Group”). In 2005, SunGard Data Systems, Inc. was eliminated from the peer group as it ceased trading on the New York Stock Exchange effective August 11, 2005.

Pursuant to rules of the Securities and Exchange Commission (“SEC”), the comparison assumes $100 was invested on January 1, 2001 in the Company’s Common Stock and in each of the indices and assumes reinvestment of dividends, if any. Also pursuant to SEC rules, the returns of each of the companies in the peer group are weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated. Historic stock price is not indicative of future stock price performance.

	FIRST DATA	PEER GROUP	S&P 500
12/29/2000	100.00	100.00	100.00
12/31/2001	149.08	98.36	88.12
12/31/2002	134.86	60.39	68.64
12/31/2003	156.81	74.04	88.33
12/31/2004	162.64	77.67	97.94
12/31/2005	165.41	82.69	102.75

CERTAIN TRANSACTIONS AND OTHER MATTERS

RRE Ventures

In the fourth quarter of 1996, the Company made a commitment to invest up to $3 million as a limited partner in RRE Investors, L.P. As of June 30, 2003, the commitment had been fully funded. Distributions through December 31, 2005 total $175,471,990. The Company is required to pay RRE Advisors, LLC an annual management fee of 2% of actively managed capital as well as its pro rata share of certain expenses. In addition, the Limited Partnership Agreement provides that the general partner is entitled to receive 20% of certain distributions after satisfaction of distribution preferences in favor of the limited partners. The Company contributed this investment to FDGS Holdings General Partner II, LLC (“FDGS”), a majority owned subsidiary, in November 2000. During 2005, FDGS incurred $18,988 in management fees.

In the second quarter of 1999, the Company made a commitment to invest up to $5 million as a limited partner in RRE Ventures II, L.P. The Company contributed this investment to FDGS in November 2000. As of December 31, 2005, 99% of the commitment had been funded. Distributions through December 31, 2005 total $50,375,584. FDGS is required to pay RRE Advisors, LLC an annual management fee of 2.5% of its capital commitment as well as its pro rata share of certain expenses. In addition, the Limited Partnership Agreement provides that the general partner is entitled to receive 20% of certain distributions after satisfaction of distribution preferences in favor of the limited partners. During 2005, FDGS incurred $125,000 in management fees.

In the second quarter of 2001, FDGS made a commitment to invest up to $1 million as a limited partner in RRE Ventures III-A, L.P. Distributions through December 31, 2005 total $28,157,774. As of December 31, 2005, the Company had funded 64% of the commitment. The Company is required to pay RRE Advisors, LLC an annual management fee of 2.5% of its capital commitment as well as its pro rata share of certain expenses. In addition, the Limited Partnership Agreement provides that the general partner is entitled to receive 20% of certain distributions after satisfaction of distribution preferences in favor of the limited partners. During 2005, FDGS incurred $25,000 in management fees.

In February 2005, a subsidiary of FDGS sold assets related to its mobile wallet software to Qpass, Inc. for $1.5 million, a portion of which is contingent upon Qpass obtaining certain agreements from a third party. Mr. Robinson is a director of Qpass, Inc. and RRE Investors, L.P. and RRE Investors Fund, L.P. hold a minority interest in Qpass, Inc.

Mr. Robinson, a director of the Company, and members of his family control and have equity interests in RRE Investors, L.P.; RRE Investors Fund, L.P.; RRE Ventures II, L.P.; RRE Ventures Fund II, L.P.; RRE Ventures III-A, L.P.; RRE Ventures III, L.P.; RRE Ventures Fund III, L.P.; and RRE Advisors, LLC. Prior to authorizing the transactions as described above, Mr. Robinson’s interests in the transactions were disclosed to and reviewed by the Board or a committee of the Board.

William Blair

Mr. Kiphart, a director of the Company, is the manager of the corporate finance / investment banking department and a principal at William Blair & Company, L.L.C. Prior to the Company’s acquisition of Vigo Remittance Corp. (“Vigo”) in October 2005, Vigo hired William Blair to advise it in connection with its consideration of the proposed acquisition and to provide a fairness opinion in connection with the acquisition. Vigo paid William Blair a fee of $2,684,444 plus $108,821 for reimbursement of its out of pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Daniel P. Burnham, a director of the Company, has agreed with the staff of the United States Securities and Exchange Commission (“SEC”) to submit an offer of settlement related to an inquiry of a matter that occurred during his tenure as Chairman and Chief Executive Officer of Raytheon Company. The offer of settlement would be subject to approval by the SEC. The inquiry as it relates to Mr. Burnham relates to alleged improper disclosure and accounting in 2000 and 2001 for the deteriorating market for a line of aircraft manufactured by a Raytheon subsidiary. Under the proposed settlement, Mr. Burnham would consent, without admitting or denying the SEC’s findings or allegations, to entry of an administrative cease and desist order finding that he violated Sections 17(a)(2) and (3) of the Securities Act of 1933 and caused Raytheon’s violations of Sections 13(a) and 13(b)(2) of the Exchange Act of 1934 and certain rules thereunder and a civil court order requiring him to return a portion of his 2000 cash bonus, as well as pay a civil fine.

In considering the re-nomination of Mr. Burnham to the Company’s Board of Directors, the Corporate Governance Committee and the Board of Directors reviewed the facts surrounding Mr. Burnham’s offer of settlement with the SEC. The Committee noted that the allegations were not related to Mr. Burnham’s service as either a Director of the Company or Chairperson of the Company’s Compensation and Benefits Committee. In addition, the Committee and the Board considered Mr. Burnham’s substantial experience, the cooperative and forthright manner in which Mr. Burnham brought the allegations to the attention of the Committee and the Board, and the numerous contributions Mr. Burnham has made to the Board of Directors over the past two years, including his valuable service as a member and Chairperson of the Compensation and Benefits Committee. After its review, the Committee and the Board determined that the allegations are not reflective of Mr. Burnham’s conduct, judgment or integrity as they relate to his service on the Company’s Board and that Mr. Burnham’s valuable service to the Company over the past two years warranted his re-nomination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s Common Stock (“Section 16 Persons”) to file reports of ownership and changes in ownership in the Company’s Common Stock with the SEC and the New York Stock Exchange. Based on the Company’s records and other information, except for one report for Mr. Ellwood with respect to stock options he received upon his appointment as a director that inadvertently was filed one day late, the Company believes that all Section 16(a) filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended December 31, 2005.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth, based on the number of shares outstanding as of December 31, 2005, the percentage of ownership of the Common Stock by the persons believed by the Company to own beneficially more than 5% of the Common Stock based solely upon filings with the Securities and Exchange Commission.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company (1) 333 South Hope Street Los Angeles, CA 90071	43,863,730	5.7%

(1)	A Schedule 13G dated February 10, 2006 was filed by Capital Research and Management Company indicating it had sole power to vote or to direct the vote of 16,873,720 shares and the sole power to dispose or to direct the disposition of 43,863,730 shares.

* * *

You are urged to mark, date, sign and return the enclosed Proxy Card in the prepaid envelope provided for such purpose or follow any alternative voting procedure described on the Proxy Card. Your prompt action may save the Company the expense of a second mailing. We encourage all shareholders to attend the Annual Meeting of Stockholders on May 10, 2006. If, due to a disability, you desire this document in an alternative, accessible format or you will need special assistance at the meeting, please contact the Corporate Secretary.

HENRY C. DUQUES

Chairman

Exhibit A

FIRST DATA CORPORATION

AUDIT COMMITTEE CHARTER

I. Purpose and Organization

The purpose of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Corporation’s internal audit function and independent auditors, and (v) the Corporation’s contingency plans for business continuity. The Committee also must prepare the report that is required to be included in the annual proxy statement pursuant to the rules of the Securities and Exchange Commission.

The Committee shall consist of three or more directors each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise “independent” under the rules of the New York Stock Exchange. The Board also shall determine that each member is financially literate, and that at least one member has accounting or related financial management expertise. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

Members and the Chairperson shall be appointed by the Board for such term as the Board may determine, and shall serve at the pleasure of the Board.

The Committee shall meet at least once every fiscal quarter. The Committee periodically should meet separately with management, the manager of the internal audit department and the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee may request any officer or employee of the Corporation, or any outside counsel or independent auditors of the Corporation to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Each year the Committee shall establish a schedule of meetings; additional meetings may be scheduled as required.

A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

Limitations on Committee’s Role

It is not the duty of the Committee to prepare financial statements or disclosures, perform audits or determine the appropriate level of the Corporation’s exposure to financial and other risks. The Committee’s members are not auditors and do not certify the Corporation’s financial statements. These tasks are performed by management, the internal auditors or the independent auditors of the Corporation, as appropriate.

II. Committee Duties and Responsibilities

The Committee shall have the following duties and responsibilities and such other duties and responsibilities as may be assigned to the Committee from time to time by the Board. Except as otherwise noted, the Committee will determine the frequency with which it will perform the following enumerated duties and responsibilities as necessary to discharge its function.

A. With respect to the independent auditors

1.	Shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (subject, if applicable, to shareholder ratification). Each such accounting firm shall report directly to the Committee.

2.	Shall pre-approve the audit services and non-audit services to be provided by the Corporation’s independent auditor before the auditor is engaged to render such services or pursuant to pre-approval policies and procedures established by the Committee. The Committee may delegate its authority to pre-approve services to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

3.	Review and approve the scope and senior staffing of the independent auditor’s annual audit plan(s).

4.	Evaluate the independent auditor’s qualifications, performance and independence, and present its conclusions with respect to the independent auditor to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Committee shall take the actions listed in 5 to 9 below.

5.	Review and discuss with the independent auditors all relationships the independent auditors have with the Corporation in order to evaluate the auditor’s independence. The Committee shall: (i) ensure that the independent auditors submit to the Committee on an annual basis a written statement (consistent with Independent Standards Board Standards No. 1) delineating all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors; and (iii) satisfy itself as to the independence of the independent auditors.

6.	Review the qualifications, performance and independence of the lead audit partner and other senior members of the audit engagement team of the independent auditors.

7.	Discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, and consider whether in order to assure continuing auditor independence (i) the audit engagement team partners should be rotated more frequently than is required by law or (ii) the independent auditor should be rotated.

8.	Obtain and review a report from the independent auditors describing (i) the independent auditors’ internal quality control procedures, (ii) any material issues raised by the most recent internal quality control or peer review of the independent auditors, (iii) any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent auditors, (iv) any steps taken to deal with any such issues, and (v) assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

9.	Obtain the opinion of management and the internal auditors as to the performance of the independent auditors.

10.	Establish hiring policies for employees or former employees of the independent auditors.

B. With respect to financial reporting

11.	Review and discuss with management, independent auditors and internal auditors the annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

12.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

13.	Discuss with the independent auditors (i) any significant matters arising from any audit, (ii) any difficulties encountered by the independent auditors in the course of the audit, (iii) any restrictions on their activities or access to requested information, (iv) any significant disagreements with management, and (v) management’s response to each.

14.	Review and discuss with the independent auditors their report of audit, the accompanying management letter, if any, and management’s responses thereto.

15.	Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles.

16.	Review any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

17.	Review analyses prepared by management or independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

18.	Review the critical accounting policies and practices of the Corporation.

19.	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

20.	Discuss with the independent auditors their judgments about the quality, appropriateness and acceptability of the Corporation’s accounting principles and financial disclosure practices, as well as the completeness and accuracy of the Corporation’s financial statements.

21.	Recommend to the Corporation’s Board of Directors whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

22.	Prepare any report or other disclosures required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement and any other Committee report required by applicable securities laws or stock exchange requirements.

23.	Review, in conjunction with the management, the Corporation’s policies generally with respect to its earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies, including in each case the types of financial information to be disclosed and presentations to be made.

24.	Review related-party transactions for financial disclosure purposes.

25.	Review funding status and potential liabilities regarding the Corporation’s employee benefit plan to ensure the adequacy of the Corporation’s financial reporting.

26.	Review the Corporation’s guidelines and policies that govern the process by which the Corporation goes about assessing and managing its exposure to financial risks, including discussing with management (who is responsible for the assessment and management of risk), internal auditors and the independent auditor their assessment of the Corporation’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

27.	Review with management the Corporation’s disclosure controls and procedures, and quarterly review management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

28.	In connection with its oversight responsibilities, the Committee shall be directly responsible for the resolution of disagreements between management and any auditor regarding the Company’s financial reporting.

C. With respect to the internal auditing function and internal controls

29.	Consult with management, the internal auditors and the independent auditors regarding (i) the adequacy of the Corporation’s internal accounting controls, (ii) management’s program to assess the adequacy of the Corporation’s internal accounting controls, (iii) the independent auditors program to examine and assess management’s assessment and report on internal controls over financial reporting, (iv) the performance of the Corporation’s internal audit department, and (v) the responsibilities, budget and staffing needs of the internal auditing department.

30.	Review management’s report on internal controls for financial reporting and the independent auditor’s opinion regarding that report and management’s assessment.

31.	At least annually, review the performance of the senior members of the internal auditing department, and approve the retention or replacement of the head of such department.

32.	At least annually, review and approve the planned scope of the Corporation’s internal audit examinations and assessments and review the results of such examinations and assessments.

D. Other

33.	Review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

34.	Review any significant legal, compliance or regulatory matters that may have a material effect on the Corporation’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

35.	Consult with management, the internal auditors and the independent auditors regarding the procedures to insure compliance with laws and regulations to which the Corporation is subject.

36.	As appropriate, review and direct the investigation of possible violations of law and of the Corporation’s Code of Conduct, retain outside counsel and other experts to assist in such investigations and direct that appropriate remedial steps are taken if such violations are detected.

37.	Report the activities of the Committee to the Board of Directors on a regular basis and review issues with the Board as the Committee deems appropriate.

38.	Prepare and review with the Board an annual performance evaluation of the Committee in a manner consistent with the directions of the Corporate Governance Committee.

39.	Review program established by management to monitor compliance with the Corporation’s Code of Conduct and approve any waiver of the code for directors or executive officers.

40.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

41.	Take any action necessary to fulfill its duties and responsibilities as a Qualified Legal Compliance Committee pursuant to Part 205 to Title 17, Chapter II of the Federal Code of Regulations, including each of the following.

•	Adopt written procedures for the confidential receipt, retention, and consideration of any report of evidence of a material violation under Part 205.

•	Inform the Corporation’s General Counsel and Chief Executive Officer (or the equivalents thereof) of any report of evidence of a material violation (except in the circumstances described in Part 205.3(b)(4)).

•	Make determinations whether an investigation is necessary regarding any report of evidence of a material violation by the issuer, its officers, directors, employees or agents and, if it determines an investigation is necessary or appropriate, to:

(A) Notify the full Board of Directors;

(B) Initiate an investigation, which may be conducted either by the General Counsel or by outside attorneys; and

(C) Retain such additional expert personnel as the Committee deems necessary.

•	At the conclusion of any such investigation, to:

(A) Recommend that the Corporation implement an appropriate response to evidence of a material violation; and

(B) Inform the General Counsel and the Chief Executive Officer (or the equivalents thereof) and the Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted.

•	Take all other appropriate action, including the authority to notify the Commission in the event that the Corporation fails in any material respect to implement an appropriate response that the Committee has recommended.

III. Delegation to Subcommittee

The Committee may delegate a portion of its duties and responsibilities to a subcommittee of the Committee.

IV. Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts as it deems appropriate, without seeking approval of the Board or management.

FIRST DATA CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 10, 2006

FIRST DATA CORPORATION (FDC)

proxy

This Proxy is solicited by the Board of Directors of First Data Corporation (FDC) for use at the Annual Meeting on May 10, 2006.

By signing this proxy, you revoke all prior proxies and appoint Henry C. Duques and Michael T. Whealy, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of FDC you held in your account on March 13, 2006 at the Annual Meeting of Stockholders of FDC, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. If no direction is given, this Proxy will be voted for the election of the Directors indicated and for the approval of Items 2, 3, 4 and 5. In their discretion, Mr. Duques and Mr. Whealy are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/fdc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to First Data Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1. Election of directors:	01 Daniel P. Burnham 02 Jack M. Greenberg	03 Courtney F. Jones 04 Charles T. Russell	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the election of David A. Coulter as a director.	For	Against	Abstain

3.	The ratification of the election of Henry C. Duques as a director.	For	Against	Abstain

4.	The ratification of the election of Peter B. Ellwood as a director.	For	Against	Abstain

5.	The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006.	For	Against	Abstain

Address Change?   Mark Box   ☐    Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

FIRST DATA CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 10, 2006

On the reverse side of this proxy card are instructions for voting on the matters that will be considered at the Annual Meeting of Stockholders to be held on May 10, 2006. Additional information about FDC and the matters to be voted on are included in our 2006 Proxy Statement and 2005 Annual Report, which are being delivered electronically to a number of our shareholders. To access the 2006 Proxy Statement and 2005 Annual Report on the Internet, please visit the “2005 Annual Report” and “2006 Proxy Statement” links on the “Invest” portion of the FDC Internet site at ir.firstdata.com. You can also access these documents on First Data’s FirstWeb intranet site under “Reference Library” and “About First Data.” If you would like to receive a printed copy of the Proxy Statement or Summary Annual Report, please visit the “Request Documents” section of the “Invest” portion of the FDC Internet site at ir.firstdata.com and submit the information requested. You also may write to First Data Corporation, Investor Relations Department, 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111 to request a copy.

FIRST DATA CORPORATION (FDC)

proxy

EMPLOYEE PROXY VOTING CARD IN CONNECTION WITH THE FIRST DATA CORPORATION INCENTIVE SAVINGS PLAN (ISP)/EMPLOYEE STOCK PURCHASE PLAN (ESPP)/RESTRICTED STOCK

This Proxy is solicited on behalf of the Board of Directors of First Data Corporation (FDC).

Shown on the reverse side of this card are the number of shares of FDC stock, if any, beneficially held for you in the ISP, in the ESPP, and as Restricted Stock, as of March 13, 2006.

By voting your shares as instructed on the reverse of this card so that it is received by 12:00 p.m. (C.T.) on May 8, 2006, you will have voted all of your shares held in the ISP, in the ESPP, and as Restricted Stock. If you own FDC shares outside of these plans, you will receive separate proxy materials which you should complete and return in the envelope provided with those materials.

Voting authorization for ISP Shares – I hereby instruct the Trustee under the ISP, to vote, in person or by proxy, all shares of Common Stock of FDC allocated to my account under the ISP at the Annual Meeting of Stockholders of FDC to be held on May 10, 2006, and at any postponement or adjournment thereof, in the manner specified on the reverse side of this card. The Trustee will vote the ISP shares represented by the voting instruction if properly completed and signed by me and received back by 12:00 p.m. (C.T.) on May 8, 2006. The ISP Trustee Agreement instructs the Trustee to vote FDC shares allocated to my ISP account for which the Trustee has not received instructions from me in the same proportion on each issue as it votes those shares credited to participants’ accounts for which the Trustee received instructions from participants.

Voting authorization for ESPP shares and Restricted Stock – I hereby appoint Henry C. Duques and Michael T. Whealy, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated below, all the shares of Common Stock of FDC beneficially held by me in the ESPP or as Restricted Stock on March 13, 2006, at the Annual Meeting of Stockholders of FDC to be held on May 10, 2006, and at any adjournment or postponement thereof, in the manner specified on the reverse side of this card. With respect to ESPP Shares and Restricted Stock, this proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no direction is given, this Proxy will be voted for the election of the Directors indicated and for the approval of Items 2, 3, 4 and 5.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 8, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/fdc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 8, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to First Data Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1. Election of directors:	01 Daniel P. Burnham	03 Courtney F. Jones	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees
	02 Jack M. Greenberg	04 Charles T. Russell

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the election of David A. Coulter as a director.	For	Against	Abstain

3.	The ratification of the election of Henry C. Duques as a director.	For	Against	Abstain

4.	The ratification of the election of Peter B. Ellwood as a director.	For	Against	Abstain

5.	The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006.	For	Against	Abstain

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

FIRST DATA CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 10, 2006

FIRST DATA CORPORATION (FDC)

proxy

This Proxy is solicited by the Board of Directors of First Data Corporation (FDC) for use at the Annual Meeting on May 10, 2006.

By signing this proxy, you revoke all prior proxies and appoint Henry C. Duques and Michael T. Whealy, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of FDC you held in your account on March 13, 2006 at the Annual Meeting of Stockholders of FDC, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. If no direction is given, this Proxy will be voted for the election of the Directors indicated and for the approval of Items 2, 3, 4 and 5. In their discretion, Mr. Duques and Mr. Whealy are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1. Election of directors:	01 Daniel P. Burnham	03 Courtney F. Jones	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees
	02 Jack M. Greenberg	04 Charles T. Russell

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the election of David A. Coulter as a director.	For	Against	Abstain

3.	The ratification of the election of Henry C. Duques as a director.	For	Against	Abstain

4.	The ratification of the election of Peter B. Ellwood as a director.	For	Against	Abstain

5.	The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006.	For	Against	Abstain

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.